EXHIBIT 10.23

 SETTLEMENT AGREEMENT

This Settlement Agreement (this "Agreement") is made as of this 27th day of February, 2009, by and between Atlas Group, Ltd. d/b/a Atlas Insurance Management ("Atlas"), Phyhealth Underwriters, Inc ("Company") and Physhield Insurance Exchange, A Risk Retention Group, ("Physhield"), and Physicians Healthcare Management Group ("Phyhealth") referred herein collectively as the "Parties."

WHEREAS, Physhield issued that certain Surplus Funds Note to Britannia Mercantile Services Limited ("Britannia") dated February 15, 2006 in the principal amount of $600,000 ("Surplus Note"); and

WHEREAS, Britannia assigned its rights to the Surplus Note to Atlas effective September 21, 2006; and

WHEREAS, pursuant to the terms of the Surplus Note, Physhield would repay the Note at such time as it achieves certain levels of surplus which Physhield has not yet achieved; and

WHEREAS, in addition to the Surplus Note, Atlas has also loaned $87,358 (plus interest) to the Company to be used for start up costs ("Start-up Loan"); and

WHEREAS, Phyhealth has agreed to pay $590,000 to Atlas in full satisfaction of the Surplus Note and the Start-up Loan and Atlas has agreed to accept this amount and fully release the Company, Physhield and Phyhealth from any further payment obligation to Atlas pursuant to the Surplus Note and the Start-up Loan; and

WHEREAS, in exchange for the early payment by Phyhealth of the Surplus Note, Atlas has agreed to transfer to Phyhealth one thousand and sixty two (1,062) shares of the one thousand two hundred and fifty (1,250) shares ("Transferred Shares") previously issued by the Company to Atlas.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Repayment & Cancellation of the Surplus Note/Start-up Loan .

(a)
Payment by Phyhealth. Subject to the terms and conditions herein, Phyhealth will pay to Atlas $590,000 as full satisfaction and release of the Surplus Note and the Start-up Loan plus all unpaid accrued interest thereon.

(b)
Release and Satisfaction. Upon receipt of the payment of $590,000 from Phyhealth, Atlas agrees to forever release Physhield, Phyhealth and the Company from all further payment obligations of principal and interest to Atlas under the Surplus Note and the Start-up Loan, including all unpaid accrued interest thereon.

(c)
Cancellation of Surplus Note. Upon verification of the above, Physhield shall cancel the Surplus Note and shall issue a new surplus note payable to the order of Phyhealth in the principal amount of $600,000.

(d)
Assignment of Start-up Loan. Upon receipt of payment from Phyhealth, Atlas shall assign to Phyhealth all its rights, interest and title in the Start-up Loan along with any unpaid accrued interest thereon and upon verification of such payment by Phyhealth to Atlas, the Company shall note such assignment on its books and make all future payments of principal and interest accrued on the Start-up Loan to Phyhealth.

2. Delivery of Transferred Shares.

(a)
Subject to the terms and conditions herein, Phyhealth agrees to accept the Transferred Shares from Atlas and Atlas agrees to deliver the Transferred Shares to Phyhealth in exchange for the early termination of the Surplus Note. The Company agrees to recognize this transfer on its books by canceling the stock certificates issued to Phyhealth and Atlas and issuing new certificates to reflect the results of this transaction. The Parties hereby agree that Atlas will retain ownership interests in the Company representing 7.5% of the issued and outstanding shares of the Company as of the Closing Date of this Agreement.

(b)
Atlas shall retain the right to appoint one director to the Company's Board of Directors ("Board") and as of the Closing Date; the Company will accept the resignation of one Atlas appointed director currently serving on the Company's Board. Phyhealth shall have the right to appoint one additional board member as a replacement.

3. Assignment of Accrued Interest

Upon receipt of payment from Phyhealth, Atlas shall assign to Phyhealth all its rights, interest and title in any unpaid interest accrued as of the Closing Date on the Surplus Note. Upon verification of such payment by Phyhealth to Atlas, the Company shall note such assignment on its books and shall make all future payments any interest accrued on the Surplus Note to Phyhealth.

4. Closing.

(a)
The payment of the Surplus Note, delivery of the Transferred Shares and the other transactions contemplated by this Agreement shall take place simultaneously with the execution and delivery of this Agreement at the offices of Phyhealth located at 700 S. Royal Poinciana Boulevard, Suite 506, Miami, FL 33166 on February 27th, 2009 (the "Closing Date"), or, if otherwise agreed to by the Parties, such other date, time and place as the Parties shall mutually agree.

(b)
Mechanics at Closing. At the Closing, the following shall occur, which shall be deemed to take place simultaneously and none of the below shall be deemed to have been completed or any document delivered until all of the below have been completed and all required documents delivered:

(i)	Phyhealth shall wire funds in the amount of $590,000 to Atlas
(ii)	Atlas shall deliver valid stock certificates evidencing its ownership of the Transferred Shares along with duly executed stock powers executed in favor of Phyhealth
(iii)
Phyhealth shall present such stock certificates along with stock transfer powers to the Company and the Company shall reflect the transfer on its book and issue new certificates to Phyhealth and Atlas representing their resulting shares in the Company pursuant to the terms of this Agreement.

(iv)	Physhield shall cancel the Surplus Note and reissue a new note payable to the order of Phyhealth.

5.Governmental Authorization; Board of Directors' Consents.

The Parties hereby agree to obtain all requisite governmental and/or board of directors' approval and consent to the transactions proposed in this Agreement.

6.Miscellaneous.

(a)
Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

(b)
Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Florida without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in a competent court in the State of Florida, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

(c)
Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned without the prior consent in writing of each party to this Agreement.

(d)
Entire Agreement. This Agreement contains the entire understanding of the parties hereto, and shall be binding on the parties hereto, their parents, subsidiaries, affiliates, heirs, executors, administrators and assigns. The above is the only agreement between the parties with respect to the subject matter hereof and shall not be modified or varied by oral understandings. Any term of this Agreement may be amended and the observance of any term hereof may be waived only with the written consent of the parties involved.

(e)
Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this

Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

(f)
Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to .give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

(g)
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

(h)	Legal Review. All parties to this Agreement have had an opportunity to review this Agreement and to obtain independent legal counsel to review this Agreement.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement as of the date first above written.

Atlas Group, Ltd. dba Atlas Insurance Management

/s/

By: Martin Eveleigh
Its: Chairman Date: 02/27/2009

Phyhealth Underwriters, Inc.

/s/

By: Robert L. Trinka Its: President Date: 02/27/2009

Physicians Healthcare Management Group, Inc.

/s/

By: Robert L. Trinka Its: Chairman & CEO Date: 02/27/2009

Physhield Insurance Exchange, a Risk Retention Group

/s/

By: Robert L. Trinka Its: President Date: 02/27/2009